Exhibit 10(s)

                      EMPLOYMENT AGREEMENT


This Agreement is entered into effective January 1, 1996, by and between Northrop Grumman Corporation, a Delaware corporation
("Northrop Grumman"), and Gordon L. Williams ("Mr. Williams"), an individual residing in Texas.

WHEREAS, Mr. Williams is currently employed by Northrop Grumman, the parent and successor in interest to Vought Aircraft Company
("Vought") as the Vice President and General Manager of  Northrop
Grumman's Commercial Aircraft Division;  and

WHEREAS, Mr. Williams currently has in effect an employment agreement with Vought ("Vought Agreement") which expires on January 1, 1996; and

WHEREAS,  Northrop  Grumman  wishes to  continue  to  employ  Mr.
Williams and Mr. Williams desires to continue to be employed by Northrop Grumman on and after January 1, 1996 upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed as follows:

1.   Employment

     Northrop  Grumman hereby offers to continue  to  employ  Mr.
     Williams as Vice President and General Manager of its Commercial Aircraft Division on and after January 1, 1996, and Mr. Williams hereby accepts such continued employment by Northrop Grumman, upon the terms and conditions herein set forth.

2.   Term

     The term of this Agreement shall commence as of January 1, 1996, and shall expire on August 1, 1997, unless sooner terminated as hereinafter set forth in Section 6, below. If this Agreement is not terminated pursuant to Section 6, it is the intent of the parties that Mr. Williams retire from employment with Northrop Grumman effective August 1, 1997.

3.   Duties

     Mr. Williams will, during the term hereof:

          (a) Faithfully and diligently do and perform all such acts and duties and furnish such services as the Chief Executive Officer of Northrop Grumman (the "CEO") or the Board of Directors of Northrop Grumman (the "Board") shall direct, and do and perform all acts in the ordinary course of Northrop Grumman's business
          (within such limits as the CEO or the Board may prescribe) necessary and conducive to Northrop Grumman's best interest; and

          (b) Devote his full time, energy and skill to the business of Northrop Grumman and to the promotion of Northrop Grumman's best interests, except for vacations and absences made necessary because of illness.

4.   Compensation

          (a) Subject to the provisions of Section 6 below, Northrop Grumman shall pay to Mr. Williams for all services to be performed by him during the term of this Agreement a fixed salary at the rate of $420,000 per annum, payable in periodic payments in accordance with Northrop Grumman's practices for other executive and managerial employees, as such practices may be determined from time to time.

          (b) Under the terms of the Vought Agreement, Mr. Williams' annual salary and/or bonus is offset by amounts he receives from an annuity purchased by Vought and Northrop Grumman under the Vought Aircraft Supplemental Executive Retirement Plan ("SERP"). Mr. Williams shall continue to be a participant in SERP (or any successor or replacement plan with substantially identical benefits). However, there shall be no such offset from the salary payable to Mr. Williams starting January 1, 1996 pursuant to the terms of this Agreement. No further purchase of annuities to recognize additional accrual of retirement benefits beyond 1994 will be made until August 1, 1997.

          (c) Mr. Williams shall be a participant in Northrop Grumman's Incentive Compensation Plan or any successor or replacement plan. Mr. Williams shall be assigned a target bonus level of 55% of his annual base salary with customary adjustments for individual and unit performance pursuant to the terms of the Incentive Compensation Plan.

          (d) Mr. Williams shall receive a grant of 8,000 shares of restricted Northrop Grumman stock pursuant to the terms of the 1993 Long-Term Stock Incentive Plan. Vesting of those shares shall be as follows: 3,000 of these shares shall vest as of February 16, 1996, and the remaining 5,000 shares shall vest as of August 1, 1997. Vesting shall be contingent upon Mr. Williams remaining employed by Northrop Grumman as of the relevant vesting date.

          (e) Mr. Williams shall be paid a one-time bonus of $50,000, with this amount to be paid to him no later than January 12, 1996.

          (f) Northrop Grumman agrees that, unless this Agreement is terminated pursuant to paragraph 6(b) below, for the purposes of SERP the Average Monthly Compensation as defined in SERP shall not be less than $66,666.67.

          (g) All compensation payments to Mr. Williams pursuant to this Agreement shall be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with, or consent of, Mr. Williams.

5.   Fringe Benefits and Perquisites

     Mr. Williams shall be eligible to participate in the fringe benefit plans and perquisites normally available to Northrop Grumman Vice Presidents of comparable status, in accordance with each plan's rules of eligibility. These benefits and perquisites are subject to change by Northrop Grumman during the term of this Agreement during the course of Northrop Grumman's regular review of its fringe benefit plans and perquisites applicable to other officers.

6.   Termination of Employment

     (a)  Voluntary Termination by Mr. Williams

                Mr. Williams shall have the right to voluntarily terminate his employment with Northrop Grumman at any time. In such event, Mr. Williams shall not be entitled to any further benefits under this Agreement after the date of his voluntary termination of employment, including, but not limited to, any continuation of base salary, bonus awards or other perquisites and unvested stock awards.

      (b)   Termination by Northrop Grumman for Certain Specified
Reasons

                 Notwithstanding any other provision of this Agreement to the contrary, Northrop Grumman shall have the right to terminate Mr. Williams' employment for (i) the willful and continued failure by Mr. Williams to perform substantially the duties of his position, (ii) the willful engaging by Mr. Williams in conduct which is demonstrably injurious to Northrop Grumman, monetarily or otherwise; or (iii) gross negligence in performing his job duties. In such event, Mr. Williams shall not be entitled to any further benefits under this Agreement after the date of such termination, including, but not limited to, any continuation of base salary, bonus awards or other perquisites and unvested stock awards.
          (c)  Termination by Northrop Grumman for Other Reasons

                 Notwithstanding any other provision of this Agreement to the contrary, Northrop Grumman shall have the right, in its sole discretion, to terminate Mr. Williams' employment, with or without cause, for reasons other than those specified in Section 6(b) above. In such event, Mr. Williams shall immediately be paid all sums due as of the date of termination. Northrop Grumman shall also continue to pay Mr.
          Williams  his  base  salary  as  of  the  date  of  his
          termination on a monthly basis, with such monthly payments to terminate as of August 1, 1997. Mr. Williams shall be eligible for consideration for a pro rata bonus for work performed by him in the year in which the termination occurs. Any such pro rata bonus will be paid by February 15 in the succeeding calendar year. In addition, Northrop Grumman's management shall recommend to the Board the accelerated vesting of a pro rata portion of Mr. Williams' unvested shares under the Long-Term Stock Incentive Plan.

                These arrangements constitute full compensation for Mr. Williams' loss of any salary, bonuses, stock options, fringe benefits and other employment rights and benefits as a result of a termination pursuant to this Section 6(c). Mr. Williams agrees that his sole claim for any losses or damages arising out of any such termination shall be for the recovery of benefits enumerated in this Section 6(c), and Mr. Williams hereby waives his rights to any and all other remedies at law or equity.

          (d)  Termination Upon Disability

               In the event that Mr. Williams becomes permanently
          disabled  during  the  term  of  this  Agreement,  this
          Agreement  shall  automatically  terminate,   but   Mr.
          Williams   shall  be  entitled  to  the  same  benefits
          accorded   to  other  disabled  senior  executives   of
          Northrop   Grumman,   including  long-term   disability
          insurance plan benefits. Mr. Williams shall be eligible for consideration for a pro rata bonus for work performed by him in the year in which the disability occurs. Any such pro rata bonus will be paid by February 15 in the succeeding calendar year. In addition, Northrop Grumman's management shall recommend to the Board the accelerated vesting of a pro rata portion of Mr. Williams' unvested shares under the Long-Term Stock Incentive Plan.

          (e)  Termination Upon Death of Mr. Williams

                In  the  event that Mr. Williams dies during  the
          term   of   this   Agreement,  this   Agreement   shall
          automatically terminate, but Mr. Williams' estate or designated beneficiary shall be entitled to receive payments pursuant to Mr. Williams' life insurance benefits, any base salary payments earned but not received by Mr. Williams prior to the date of his death, and any other benefits provided in accordance with other plans of Northrop Grumman to which Mr. Williams would have been entitled. Mr. Williams shall be eligible for consideration for a pro rata bonus for work performed by him in the year in which death
          occurs.   Any  such  pro rata bonus  will  be  paid  by
          February  15  in  the  succeeding  calendar  year.   In
          addition, Northrop Grumman's management shall recommend to the Board the accelerated vesting of a pro rata portion of Mr. Williams' unvested shares under the Long-Term Stock Incentive Plan.

          (f) Nothing in (a) through (e) above, shall affect the rights and benefits Mr. Williams, his estate or designated beneficiaries would otherwise be entitled to if this Agreement were not in force and effect. Further, if this Agreement is terminated pursuant to
          (a) through (e) above, participation in the Vought Aircraft Salaried Health Care Plan (or any successor or replacement plan) as amended from time to time, shall be continued for the remainder of the lives of Mr.
          Williams and his legally recognized spouse on the effective date of this Agreement.

7.   Complete Agreement

     This Agreement represents the complete agreement and understanding between Northrop Grumman and Mr. Williams pertaining to the subject matter contained herein, and supersedes all prior agreements or understandings, written or oral, between the parties with respect to such subject matter as of its effective date.

8.   Amendment or Modification;  Waiver

     No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Mr. Williams and by a duly authorized officer of Northrop Grumman. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or any prior or subsequent time.

9.   Arbitration

     Any dispute arising out of or concerning Mr. Williams' employment with Northrop Grumman, including, but not limited to, disputes concerning the termination of such employment or the interpretation of this Agreement, shall be resolved by final and binding arbitration to be conducted in Dallas, Texas, under rules of the American Arbitration Association using a single arbitrator. The parties shall each pay one-half the cost of the arbitrator but otherwise shall bear their own expenses and attorney's fees. The arbitrator shall have no authority to award punitive damages to either party.

10.  Severability

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.  Assignment

     This Agreement is personal to Mr. Williams and shall not be assigned by him. Northrop Grumman may assign this Agreement without Mr. Williams' consent to any other entity succeeding to all or substantially all of the assets or business of Northrop Grumman, whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Northrop Grumman, its successors and permitted assigns, and Mr. Williams.

12.  Applicable Law

     This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.


IN WITNESS WHEREOF, the parties have executed this Agreement on ________________, ______________, 1995.



GORDON L. WILLIAMS               NORTHROP GRUMMAN CORPORATION

______________________________                                By:
__________________________________
                                 Marvin Elkin
                                  Corporate  Vice  President  and
Chief
                                      Human     Resources     and
Administrative
                                 Officer